SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 2, 2009

Optimal Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada

(State or Other Jurisdiction of Incorporation)

0-28572	98-0160833
(Commission File Number)	(IRS Employer Identification No.)

3500 de Maisonneuve Blvd. West, 2 Place Alexis-Nihon, Suite 800

Montreal, Quebec, Canada H3Z 3C1

(Address of Principal Executive Offices, Including Zip Code)

(514) 738-8885

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 2, 2009, each of Holden Ostrin, Co-Chairman of Optimal Group Inc. (the “Registrant”), Neil Wechsler, Co-Chairman and Chief Executive Officer of the Registrant and Gary Wechsler, Treasurer and Chief Financial Officer of the Registrant (each, an “Executive”), voluntarily agreed to a base salary reduction. The base salary reduction is thirty percent (30%) of the amount payable to the Executive bi-weekly, being an overall base salary reduction of twenty-four percent (24%) on an annualized basis. The reduction is effective as of June 22, 2009, being for the payroll period ended July 3, 2009. The salary reduction shall remain in effect until such time as the Executive notifies the Registrant that the reduction is rescinded.

In the event of a change of control, the termination of the Executive’s employment by the Registrant without cause, or the termination of the Executive’s employment by the Executive for Good Reason (as defined in the Executive’s employment agreement), at any time prior to July 2, 2010, the base salary reduction shall be void ab initio, in which event the Registrant shall pay to the Executive in one lump sum (but without in any way limiting any of the Executive’s rights under his employment agreement or otherwise, upon termination of his employment), without interest, the aggregate amount by which his base salary was reduced during the period of the reduction, less any statutory deductions at source.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2009.

Optimal Group Inc. (Registrant) By: /s/ Leon P. Garfinkle Leon P. Garfinkle Senior Vice-President, General Counsel and Secretary